Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Putnam Tax Exempt Income Fund:

We consent to the use of our report dated November 9, 2007, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
January 22, 2008